Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 9, 2025, relating to the financial statements of Fusion Fuel Green PLC as of and for the year ended December 31, 2024, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)
Henderson, Nevada
February 6, 2026